Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132065 on Form S-8 of our reports dated March 2, 2009 (August 24, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as disclosed in Notes 1, 2, 14, and financial statement schedule listed in the Index at Item 15) relating to the consolidated financial statements and financial statement schedule of Rockwood Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, and relating to the adoptions of Statement of Financial Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 on January 1, 2007, and Statement of Financial Accounting Standard No. 157, Fair Value Measurements on January 1, 2008), and the effectiveness of Rockwood Holdings Inc.’s internal control over financial reporting for the year ended December 31, 2008, appearing in Exhibit 99.3 of this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
August 24, 2009